Exhibit (a)(1)(A)

CROWN CASTLE INTERNATIONAL CORP.

OFFER TO PURCHASE FOR CASH

ANY AND ALL OF ITS OUTSTANDING 4% CONVERTIBLE SENIOR NOTES DUE 2010

CUSIP No. 228227AT1

THE OFFER, AND WITHDRAWAL RIGHTS IN CONNECTION THEREWITH, WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, DECEMBER 7, 2004, UNLESS EXTENDED OR EARLIER TERMINATED. CROWN CASTLE INTERNATIONAL CORP. (“CROWN CASTLE”) MAY EXTEND THE OFFER PERIOD, SUBJECT TO THE REQUIREMENTS DESCRIBED HEREIN.

Crown Castle is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal”), any and all of its outstanding 4% Convertible Senior Notes due 2010 (the “Convertible Notes”). The purchase price will be fixed after 5:00 p.m., New York City time, on Friday, December 3, 2004 (the “Pricing Date”), on the basis of the pricing formula set forth herein, and announced prior to the opening of trading on Monday, December 6, 2004. Such purchase price will be subject to a maximum of $1,795.05 and a minimum of $750.00 per $1,000 principal amount of Convertible Notes, plus accrued and unpaid interest through, but excluding, the date of purchase. The offer to purchase the Convertible Notes, and the terms and conditions of this Offer to Purchase and the Letter of Transmittal, are referred to herein as the “Offer.”

As of November 5, 2004, there was $230,000,000 aggregate principal amount of Convertible Notes outstanding.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Offer is not conditioned on any minimum aggregate principal amount of Convertible Notes being tendered. The Offer is, however, subject to the conditions discussed under “THE OFFER—Conditions of the Offer.”

All Convertible Notes validly tendered in the Offer and not properly withdrawn will be purchased in the Offer. The Convertible Notes are not listed on any securities exchange.

The Dealer Manager for the Offer is:

MORGAN STANLEY

November 8, 2004

IMPORTANT INFORMATION

All of the Convertible Notes are held in book-entry form through the facilities of The Depository Trust Company (the “DTC”). Therefore, if you want to tender all or part of your Convertible Notes, you must tender your Convertible Notes as follows before the Offer expires. You and your custodian or nominee should arrange for the DTC participant holding the Convertible Notes through its DTC account to tender those Convertible Notes on your behalf in the Offer to The Bank of New York (the “Depositary”), prior to the expiration of the Offer by means of book-entry transfer into the Depositary’s applicable DTC account. See “THE OFFER—Procedures for Tendering the Convertible Notes.”

A tender of Convertible Notes in book-entry form will be deemed to have been received only when the Depositary receives both (i) confirmation of book-entry transfer of the Convertible Notes into the Depositary’s applicable DTC account in accordance with DTC’s procedures for such transfer and (ii) either a properly completed Letter of Transmittal or a duly completed agent’s message. The agent’s message is a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by this Offer to Purchase and the Letter of Transmittal and that Crown Castle may enforce such agreement against such participant (the “Agent’s Message”).

Notwithstanding any other provision of the Offer, Crown Castle’s obligation to accept for purchase, and to pay the purchase price for, any Convertible Notes validly tendered and not properly withdrawn pursuant to the Offer is subject to and conditioned upon the satisfaction of, or where applicable, waiver by Crown Castle of, all conditions of the Offer described under “THE OFFER—Conditions of the Offer.”

You may direct questions and requests for assistance, including requests for additional copies of this Offer to Purchase or the Letter of Transmittal, to MacKenzie Partners, Inc. (the “Information Agent”), or to Morgan Stanley & Co. Incorporated (the “Dealer Manager”), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. See “THE OFFER—Persons Employed in Connection with the Offer.”

THE OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE THE CONVERTIBLE NOTES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW (INCLUDING RULES 13E-4(D)(2) AND 14E-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), WHICH REQUIRE THAT MATERIAL CHANGES BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED HEREIN OR IN THE AFFAIRS OF CROWN CASTLE OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF.

NONE OF CROWN CASTLE, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO ANY HOLDER OF CONVERTIBLE NOTES AS TO WHETHER TO TENDER ANY CONVERTIBLE NOTES. NONE OF CROWN CASTLE, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION OR GIVES ANY SUCH INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY CROWN CASTLE, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

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SUMMARY

This summary highlights selected information from this Offer to Purchase and does not contain all the information that may be important to you in deciding whether to tender your Convertible Notes. You should read the entire Offer to Purchase and the Letter of Transmittal before making your decision to tender your Convertible Notes. Cross references contained in this summary section will direct you to a more complete discussion of a particular topic elsewhere in this Offer to Purchase.

Who Is Offering To Purchase My Convertible Notes?

Crown Castle, the issuer of such Convertible Notes. Crown Castle is a Delaware corporation. The mailing address of Crown Castle’s principal executive offices is 510 Bering Drive, Suite 500, Houston, Texas 77057. Crown Castle’s telephone number is (713) 570-3000.

What Are The Securities Being Sought In The Offer And What Is The Purchase Price?

Crown Castle is offering to purchase, on the terms and conditions described herein and in the Letter of Transmittal, any and all of its outstanding Convertible Notes, at a purchase price to be calculated after 5:00 p.m., New York City time, on December 3, 2004 (the “Pricing Date”) as the sum of:

•	78.4857 times the Weighted Average Price; plus

•	$521.30

per $1,000 principal amount of Convertible Notes, subject to a minimum price of $750.00 and a maximum price of $1,795.05 per $1,000 principal amount of Convertible Notes, plus accrued and unpaid interest through, but excluding, the date of purchase.

For purposes of this calculation, “Weighted Average Price” means the arithmetic daily volume-weighted average price of Crown Castle’s common stock, for the period beginning on November 19, 2004 and ending on the Pricing Date. The daily volume-weighted average shall equal the daily volume-weighted average price for Crown Castle’s common stock on the New York Stock Exchange during the period beginning at 9:30:01 a.m., New York City time (or such other time as is the official open of trading at the New York Stock Exchange) and ending at 4:00:00 p.m., New York City time (or such other time as is the official close of trading at the New York Stock Exchange) as reported by Bloomberg Financial Services through its “Volume at Price” (CCI UN (Equity) VAP (Go)) function. The Weighted Average Price and the variable cash component of the purchase price will be rounded to the nearest whole cent. See “THE OFFER—Principal Amount of Convertible Notes; Price.”

When Will I Know The Purchase Price For The Offer?

Crown Castle will calculate the purchase price on the Pricing Date and will announce the purchase price prior to 9:00 a.m., New York City time, on the next business day, December 6, 2004 (the “Announcement Date”). In addition, from the commencement of the Offer, you will know the minimum and maximum price with respect to the Offer. You can also obtain relevant information with respect to the purchase price on a daily basis during the offer period as well as the purchase price, after its determination on the Pricing Date, by calling the Information Agent or the Dealer Manager at their respective numbers provided on the back cover of this Offer to Purchase. See “THE OFFER—Principal Amount of Convertible Notes; Price.”

How And When Will I Be Paid?

If your Convertible Notes are purchased in the Offer, you will be paid the purchase price, in cash, promptly after the expiration of the offer period and the acceptance of such Convertible Notes for payment. Crown Castle will pay the purchase price in U.S. dollars to the Depositary, which will act as your custodian or nominee for the purpose of receiving payment from Crown Castle and transmitting payment to you. See “THE OFFER—Purchase of the Convertible Notes; Payment of Purchase Price.”

Will I Have An Opportunity To Tender My Convertible Notes In The Offer, Or Withdraw Previously Tendered Convertible Notes, After The Determination Of The Purchase Price?

Yes. Since the price to be paid in the Offer can be calculated and will be announced by Crown Castle prior to 9:00 a.m., New York City time, on December 6, 2004 and the Offer will not expire earlier than midnight, New York City time, on December 7, 2004, you will have a minimum of two business days following the determination of the purchase price to tender your Convertible Notes in the Offer or to withdraw your previously tendered Convertible Notes. See “THE OFFER—Principal Amount of Convertible Notes; Price” and “—Withdrawal Rights.”

How Many Convertible Notes Will Crown Castle Purchase In All?

Crown Castle will purchase any and all of its outstanding Convertible Notes, or such lesser principal amount as is validly tendered and not properly withdrawn. See “THE OFFER—Principal Amount of Convertible Notes; Price.”

Is There A Minimum Principal Amount Of Convertible Notes That Must Be Tendered In Order For Crown Castle To Purchase Any Convertible Notes?

The Offer is not conditioned on any aggregate minimum principal amount of Convertible Notes being tendered. The Offer is, however, subject to other conditions. See “THE OFFER—Principal Amount of Convertible Notes; Price” and “—Conditions of the Offer.”

Will All Of The Convertible Notes I Tender In The Offer Be Purchased?

Crown Castle will purchase all of the Convertible Notes that you validly tender pursuant to the Offer if any Convertible Notes are purchased.

How Do I Tender My Convertible Notes?

You will need to timely instruct your custodian or nominee to tender your Convertible Notes prior to the expiration date in the manner described under “THE OFFER—Procedures for Tendering the Convertible Notes.” See “THE OFFER—Procedures for Tendering the Convertible Notes” and “—Extension of the Offer; Termination; Amendment.”

May I Tender Only A Portion Of The Convertible Notes That I Hold?

Yes. You do not have to tender all of the Convertible Notes you own to participate in the Offer.

How Will Crown Castle Pay For The Convertible Notes?

Crown Castle would need approximately $412.9 million to purchase all of the Convertible Notes at the maximum purchase price. Crown Castle intends to use cash on hand to pay for all Convertible Notes that Crown Castle purchases in the Offer, and contemplates that such cash will come from subsidiaries that are restricted subsidiaries under the indentures of certain of Crown Castle’s senior notes. See “THE OFFER—Source and Amount of Funds.”

How Long Do I Have To Tender My Convertible Notes To Crown Castle?

You will have until midnight, New York City time, on December 7, 2004 to decide whether to tender your Convertible Notes in the Offer, but Crown Castle may choose to extend the expiration date at any time. Crown Castle cannot assure you that it will extend the Offer or, if Crown Castle extends the Offer, for how long the Offer will be extended. See “THE OFFER—Principal Amount of Convertible Notes; Price,” “—Procedures for Tendering Convertible Notes” and “—Extension of the Offer; Termination; Amendment.”

How Will I Be Notified If The Offer Is Extended?

If Crown Castle extends the Offer, Crown Castle will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire. See “THE OFFER—Extension of the Offer; Termination; Amendment.”

Once I Have Tendered The Convertible Notes, Can I Change My Mind?

Yes. You may withdraw previously tendered Convertible Notes at any time before the Offer expires. In addition, after the Offer expires, if Crown Castle has not accepted for payment the Convertible Notes you have tendered, you may withdraw your Convertible Notes at any time after midnight, New York City time, on January 6, 2005.

To withdraw Convertible Notes previously tendered, you and your custodian or nominee must cause the DTC participant holding the Convertible Notes through its DTC account to timely generate an Agent’s Message with respect to the withdrawal specifying the amount of Convertible Notes to be withdrawn, the name of the registered holder of the Convertible Notes and the number of the account at DTC to be credited with the withdrawn Convertible Notes, and you must otherwise comply with DTC procedures. See “THE OFFER—Withdrawal Rights.”

Why Is Crown Castle Making The Offer?

The principal purpose of the Offer is to reduce Crown Castle’s overall level of indebtedness and to reduce the dilutive impact of the Convertible Notes on Crown Castle’s equity. To the extent that any Convertible Notes are tendered and accepted, Crown Castle will reduce long-term debt outstanding, and Crown Castle will not be required to issue any common stock pursuant to the terms of such Convertible Notes, eliminating the dilution that would have been caused by any such issuances. See “PURPOSES, EFFECTS AND PLANS—Purposes of the Offer.”

What Is The Market Value Of My Convertible Notes As Of A Recent Date?

There is no established reporting or trading system for the Convertible Notes; however, Crown Castle believes that the Convertible Notes are currently traded over-the-counter and that trading prices generally reflect the price of the underlying common stock into which the Convertible Notes are convertible. The closing price of Crown Castle’s common stock on November 5, 2004 was $15.80 per share. Based on such closing price and the current conversion rate of 92.3361 shares of Crown Castle common stock per $1,000 principal amount of Convertible Notes (subject to adjustment in certain events), any holder who converted $1,000 principal amount of Convertible Notes on that date would have received shares of Crown Castle’s common stock with a market value of $1,458.91. See “PURPOSES, EFFECTS AND PLANS—Material Differences in the Rights of Security Holders as a Result of the Offer.” You are urged to obtain current quotations for Crown Castle’s common stock and the Convertible Notes. For trading information regarding such securities, you may contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. See “THE OFFER—Market and Recent Prices for the Convertible Notes.”

How Will Participation In The Offer Affect My Rights With Respect To The Convertible Notes?

If your Convertible Notes are tendered and accepted in the Offer, you will receive the purchase price with respect thereto, but you will give up all rights and obligations associated with ownership of the Convertible Notes. See “PURPOSES, EFFECTS AND PLANS—Material Differences in the Rights of Convertible Note Holders as a Result of the Offer.”

If The Offer Is Consummated And I Do Not Participate In The Offer, How Will My Rights And Obligations Under My Untendered Convertible Notes Be Affected?

The rights and obligations under the Convertible Notes that remain outstanding after the consummation of the Offer will not change as a result of the Offer. However, if a sufficiently large principal amount of Convertible Notes does not remain outstanding after the Offer, the trading market for the remaining outstanding principal amount of Convertible Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in the Convertible Notes. Crown Castle does not intend to take any action following the Offer to terminate the registration of any of the Convertible Notes that are now registered under the

Securities Act. See “PURPOSES, EFFECTS AND PLANS—Material Differences in the Rights of Security Holders as a Result of the Offer” and “PURPOSES, EFFECTS AND PLANS—Effects of the Offer on the Market for Convertible Notes; Registration under the Securities Act.”

Will I Have To Pay Brokerage Commissions Or Stock Transfer Taxes If I Tender My Convertible Notes In The Offer?

A registered holder of Convertible Notes that tenders its Convertible Notes directly to the Depositary will not need to pay any brokerage commissions to the Dealer Manager or stock transfer taxes. If you hold Convertible Notes through a broker or bank that is not the Dealer Manager, however, you should ask your broker or bank whether you will be charged a fee to tender your Convertible Notes. See “THE OFFER—Procedures for Tendering the Convertible Notes.”

If the Depositary is instructed in the Agent’s Message to make the payment for the Convertible Notes to the registered holder, you will not incur any brokerage commissions or stock transfer taxes. See “THE OFFER—Purchase of the Convertible Notes; Payment of Purchase Price.”

What Are The Tax Consequences Of Tendering My Convertible Notes?

Holders of the Convertible Notes may be subject to United States Federal income taxation upon the receipt of cash from Crown Castle in exchange for the Convertible Notes tendered. See “PURPOSES, EFFECTS AND PLANS—Material United States Federal Income Tax Consequences.”

What Are The Significant Conditions To The Offer?

The Offer is subject to conditions, which Crown Castle may waive in its sole discretion. In particular, Crown Castle will not be required to accept for payment any of the Convertible Notes tendered and may terminate or amend the Offer:

•	if any action or proceeding has been instituted or threatened that would in Crown Castle’s reasonable judgment impair the contemplated purpose of the Offer; or

•	if there has been, among other things, any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States.

In addition, the Offer is subject to the following conditions, which may be waived in Crown Castle’s sole discretion:

•	there shall not have occurred or be likely to occur, in Crown Castle’s reasonable judgment, any event affecting the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Crown Castle, its subsidiaries or its affiliates that would or might prohibit, prevent, restrict or delay consummation of the Offer; and

•	no development shall have occurred which could, in the reasonable judgment of Crown Castle, have a material adverse affect on the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Crown Castle, its subsidiaries or its affiliates.

See “THE OFFER—Conditions of the Offer.”

Who Can I Talk To If I Have Questions About The Offer?

MacKenzie Partners, Inc. is acting as the Information Agent for the Offer and Morgan Stanley & Co. Incorporated is acting as the Dealer Manager for the Offer. You may call the Information Agent toll-free or you may also contact the Dealer Manager. See the back cover of this Offer to Purchase for further information.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase includes forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industries in which Crown Castle operates, management’s beliefs, and assumptions made by management. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of Crown Castle. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Except as required under the Federal securities laws and the rules and regulations of the SEC, Crown Castle does not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The following factors could affect our future results or cause actual results to vary materially from those described in our forward-looking statements:

•	Crown Castle’s business depends on the demand for wireless communications, and it may be adversely affected by any slowdown in such demand.

•	The loss, consolidation, network sharing or financial instability of any of Crown Castle’s limited number of customers may materially decrease revenues.

•	An economic or telecommunications industry slowdown may materially and adversely affect Crown Castle’s business and the business of its customers.

•	Restrictive covenants in Crown Castle’s debt instruments may limit its ability to take actions that may be in its best interest.

•	Crown Castle’s substantial level of indebtedness could adversely affect its ability to react to changes in its business and limit its ability to use debt to fund future capital needs.

•	Crown Castle operates in a competitive industry and some of its competitors have significantly more resources or less debt than Crown Castle.

•	Technology changes may significantly reduce the demand for site leases and negatively impact the growth of Crown Castle’s revenues.

•	2.5G/3G and other technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	Crown Castle generally leases or subleases the land under its towers and may not be able to extend these leases.

•	Crown Castle may need additional financing, which may not be available, for strategic growth opportunities or contractual obligations.

•	Laws and regulations, which may change at any time and with which Crown Castle may fail to comply, regulate Crown Castle’s business.

•	Crown Castle’s network services business has historically experienced significant volatility in demand, which reduces the predictability of Crown Castle’s results.

•	Crown Castle is heavily dependent on its senior management.

•	Crown Castle may suffer from future claims if radio frequency emissions from wireless handsets or equipment on its towers are demonstrated to cause negative health effects.

•	Certain provisions of our certificate of incorporation, bylaws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•	Disputes with customers and suppliers may adversely affect Crown Castle’s results.

Any forward-looking statement speaks only as of the date on which it is made, and, subject to applicable law, Crown Castle undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Crown Castle to predict all of them; nor can Crown Castle assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

THE OFFER

The Offeror

Crown Castle is offering to purchase the Convertible Notes, of which it is also the issuer. Crown Castle is a Delaware corporation. The mailing address of Crown Castle’s principal executive offices is 510 Bering Drive, Suite 500, Houston, Texas 77057. Crown Castle’s telephone number is (713) 570-3000.

Principal Amount Of Convertible Notes; Price

General

Crown Castle is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal, all of its outstanding Convertible Notes at a purchase price to be calculated after 5:00 p.m., New York City time, on December 3, 2004 (the “Pricing Date”) as the sum of:

•	78.4857 times the Weighted Average Price; plus

•	$521.30

per $1,000 principal amount of Convertible Notes, subject to a minimum price of $750.00 and a maximum price of $1,795.05 per $1,000 principal amount of Convertible Notes, plus accrued and unpaid interest through, but excluding, the date of purchase.

For purposes of this calculation, “Weighted Average Price” means the arithmetic daily volume-weighted average price of Crown Castle’s common stock, beginning on November 19, 2004 and ending on the Pricing Date. The dollar volume-weighted average shall equal the dollar volume-weighted average price for Crown Castle’s common stock on the New York Stock Exchange during the period beginning at 9:30:01 a.m., New York City time (or such other time as is the official open of trading at the New York Stock Exchange) and ending at 4:00:00 p.m., New York City time (or such other time as is the official close of trading at the New York Stock Exchange) as reported by Bloomberg Financial Services through its “Volume at Price” (CCI UN (Equity) VAP (Go)) functions. The Weighted Average Price and the variable cash component of the Purchase Price will be rounded to the nearest whole cent.

Sample Calculations of Purchase Price

For purposes of illustration, the tables below indicate the total purchase price (and fixed and variable components thereof) that would be calculated on the basis of the formula described above with respect to each $1,000 principal amount of Convertible Notes, assuming a range of Weighted Average Prices as indicated in the left-hand column. The actual Weighted Average Price may be higher or lower than the assumed Weighted Average Prices below. The actual total purchase price will be subject to the minimum and maximum values described above.

Assumed Weighted Average Price	Variable Component of Purchase Price	Fixed Component of Purchase Price	Total Purchase Price
$7.50	$588.64	$521.30	$1,109.94
$8.50	$667.13	$521.30	$1,188.43
$9.50	$745.61	$521.30	$1,266.91
$10.50	$824.10	$521.30	$1,345.40
$11.50	$902.59	$521.30	$1,423.89
$12.50	$981.07	$521.30	$1,502.37
$13.50	$1,059.56	$521.30	$1,580.86
$14.50	$1,138.04	$521.30	$1,659.34
$15.50	$1,216.53	$521.30	$1,737.83
$16.00	$1,255.77	$521.30	$1,777.07

Crown Castle will pay accrued and unpaid interest through, but excluding, the date of purchase on the Convertible Notes in addition to the purchase price shown above.

Convertible Note holders may obtain information on the daily volume-weighted prices and closing prices with respect to Crown Castle’s common stock throughout the Offer by calling the Information Agent or the Dealer Manager for the Offer at their respective telephone numbers set forth on the back cover of this Offer to Purchase. In addition, on each business day during the period to be taken into account for purposes of determining the Weighted Average Price, the Information Agent and the Dealer Manager will provide callers with a representative purchase price with respect to the Offer, calculated as if such period ended on the preceding business day.

Subject to the terms and conditions of the Offer as described herein and in the Letter of Transmittal, Crown Castle will purchase the principal amount of Convertible Notes specified above or such lesser principal amount as is validly tendered and not properly withdrawn in accordance with the procedures set forth under “THE OFFER—Withdrawal Rights.”

The term “expiration date” with respect to the Offer means midnight, New York City time, on December 7, 2004, unless Crown Castle, in its sole discretion or pursuant to applicable law, extends the period of time during which the Offer will remain open. If extended by Crown Castle, the term “expiration date” with respect to the Offer will mean the latest time and date at which the Offer, as extended, will expire. See “THE OFFER—Extension of the Offer; Termination; Amendment” for a description of Crown Castle’s right to extend, delay, terminate or amend the Offer.

All of the Convertible Notes Crown Castle purchases in the Offer will be purchased at the purchase price, as determined on the Pricing Date.

All Convertible Notes validly tendered but not purchased because the Offer is not completed will be returned to you at Crown Castle’s expense promptly following the earlier of the termination or expiration of the Offer.

You may withdraw your Convertible Notes from the Offer by following the procedures described under “THE OFFER—Withdrawal Rights.”

If Crown Castle:

•	adjusts the pricing formula, minimum price or maximum price;

•	otherwise increases or decreases the price to be paid for the Convertible Notes; or

•	decreases the principal amount of Convertible Notes Crown Castle is seeking to purchase,

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under “THE OFFER—Extension of the Offer; Termination; Amendment.” The calculation of a purchase price on the basis of the formula specified above will not be considered an increase or decrease in the price to be paid in the Offer and will not require extension of the Offer. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Offer is not conditioned on any minimum principal amount of Convertible Notes being tendered. The Offer is, however, subject to other conditions discussed under “THE OFFER—Conditions of the Offer.”

Procedures For Tendering The Convertible Notes

All of the Convertible Notes are held in book-entry form through the facilities of DTC.

If you own Convertible Notes and wish to tender them in the Offer, you should follow the instructions below.

If you hold your Convertible Notes in a brokerage or custodian account through a custodian or nominee, including a broker, dealer, bank, or trust company, you will need to timely instruct your custodian or nominee to tender your Convertible Notes prior to the expiration date in the manner described below and upon the terms and conditions set forth in this Offer to Purchase. Please refer to any materials forwarded to you by your custodian or nominee to determine how you can timely instruct your custodian or nominee to take these actions.

In order to participate in the Offer, you must instruct your nominee or custodian to participate on your behalf. Your nominee or custodian should arrange for the DTC participant holding the Convertible Notes through its DTC account to tender those Convertible Notes in the Offer to the Depositary prior to the expiration of the Offer.

If you hold your Convertible Notes through a broker or bank that is not the Dealer Manager, you should ask your broker or bank if you will be charged a fee to tender your Convertible Notes through the broker or bank.

The Role of a DTC Participant

A DTC participant may tender Convertible Notes only by taking the following actions on or before midnight, New York City time, on the expiration date:

•	delivering Convertible Notes by means of book-entry transfer into the Depositary’s applicable DTC account; and

•	transmitting a message to the Depositary through the facilities of DTC, specifying that the relevant participant has received and agrees to be bound by the terms and conditions set forth in this Offer to Purchase and the Letter of Transmittal (the “Agent’s Message”) or by delivering a properly completed Letter of Transmittal.

By taking these actions with respect to the Offer, you and your custodian or nominee will be deemed to have agreed (i) to the terms and conditions of the Offer as set forth in this Offer to Purchase and the Letter of Transmittal and (ii) that Crown Castle and the Depositary may enforce the terms and conditions against you and your custodian or nominee.

The DTC participants’ Agent’s Message or the Letter of Transmittal should be delivered only to the Depositary. The Depositary will not accept any tender materials other than the Letter of Transmittal or the DTC participants’ Agent’s Message.

General Provisions

The method of delivery of Convertible Notes and all other documents or instructions including, without limitation, the Agent’s Message and the Letter of Transmittal, is at your risk.

A tender will be deemed to have been received only when the Depositary receives both (i) a duly completed Agent’s Message through the facilities of DTC at the Depositary’s applicable DTC account or a properly completed Letter of Transmittal and (ii) confirmation of book-entry transfer of the Convertible Notes into the Depositary’s applicable DTC account.

Crown Castle shall in its reasonable discretion resolve all questions as to tenders, including whether the documentation is complete, the date and time of receipt of a tender, the propriety of execution and delivery of any document or instruction, and other questions as to validity, form, eligibility or acceptability of any tender. Crown Castle reserves the right to reject any tender not in proper form or otherwise not valid or the acceptance of which may, in the opinion of Crown Castle’s counsel, be unlawful, or to waive any irregularities. Crown Castle’s interpretation of the terms and conditions of the Offer will be final and binding. Crown Castle shall not be obligated to give any notice of any defects or irregularities in tenders and shall not incur any liability for failure to give that notice. The Depositary may, but shall not be obligated to, give notice to the tendering holders of any irregularities or defects in tenders, and shall not incur any liability for any failure to give that notice. Convertible Notes will not be deemed to have been duly or validly tendered unless and until all defects and irregularities have been cured or waived. All improperly tendered Convertible Notes will be returned without cost to the tendering holder promptly after the expiration date, unless the irregularities and defects of that tender are timely cured or waived, by book-entry delivery through DTC to the accounts of the DTC participants.

Convertible Notes being tendered must be delivered to the Depositary in accordance with the procedures described in this Offer to Purchase, on or before the expiration date.

Convertible Notes being tendered in the Offer and either (i) the completed DTC participant’s Agent’s Message or (ii) the completed and duly executed Letter of Transmittal must be received by the Depositary in accordance with the terms described in this Offer to Purchase by midnight, New York City time, on the expiration date.

Your Representation and Warranty; Crown Castle’s Acceptance Constitutes an Agreement

A tender of Convertible Notes under the procedures described above will constitute your acceptance of the terms and conditions of the Offer. In addition, by instructing your custodian or nominee to tender your Convertible Notes in the Offer, you are representing, warranting and agreeing that:

•	you have received a copy of this Offer to Purchase and the Letter of Transmittal and agree to be bound by all the terms and conditions of the Offer;

•	you have full power and authority to tender your Convertible Notes;

•	you have assigned and transferred the Convertible Notes to the Depositary and irrevocably constitute and appoint the Depositary as your true and lawful agent and attorney-in-fact to cause your Convertible Notes to be tendered in the Offer, that power of attorney being irrevocable and coupled with an interest, subject only to the right of withdrawal described in this Offer to Purchase;

•	your Convertible Notes are being tendered, and will, when accepted by the Depositary, be free and clear of all charges, liens, restrictions, claims, equitable interests and encumbrances, other than the claims of a holder under the express terms of the Offer; and

•	you will, upon Crown Castle’s request or the request of the Depositary, as applicable, execute and deliver any additional documents necessary or desirable to complete the tender of the Convertible Notes.

Your custodian or nominee, by delivering, or causing to be delivered, the Convertible Notes and the completed Agent’s Message or Letter of Transmittal to the Depositary is representing and warranting that you, as owner of the Convertible Notes, have represented, warranted and agreed to each of the above.

Crown Castle’s acceptance for payment of Convertible Notes tendered under the Offer will constitute a binding agreement between you and Crown Castle upon the terms and conditions of the Offer described in this and the related documents.

Return of the Convertible Notes if the Offer is Not Completed

If any validly tendered Convertible Notes are not purchased because the Offer was not completed, such unpurchased Convertible Notes will be returned without cost to the tendering holder promptly after the earlier of either the termination or expiration of the Offer by book-entry delivery through DTC to the accounts of the applicable DTC participants.

Backup Withholding and Information Reporting

For a discussion of the material United States Federal income tax consequences to tendering holders, see “PURPOSES, EFFECTS AND PLANS—Material United States Federal Income Tax Consequences.”

Withdrawal Rights

Convertible Notes tendered in the Offer may be withdrawn at any time before the expiration of the Offer and, unless accepted for payment by Crown Castle after the expiration of such Offer, may also be withdrawn at any time after midnight, New York City time, on January 6, 2005. Except as otherwise provided in this section, tenders of Convertible Notes are irrevocable.

For a withdrawal of Convertible Notes to be effective, the withdrawal must be effected through ATOP. The Depositary must timely receive an Agent’s Message specifying the name of the tendering holder, the amount of Convertible Notes to be withdrawn and the number of the account at DTC to be credited with the withdrawn Convertible Notes and you must otherwise comply with DTC procedures.

If you tendered your Convertible Notes through a custodian or nominee and wish to withdraw your Convertible Notes, you will need to make arrangements for withdrawal with your custodian or nominee. Your ability to withdraw the tender of your Convertible Notes will depend upon the terms of the arrangements you have made with your custodian or nominee and, if your custodian or nominee is not the DTC participant tendering those Convertible Notes, the arrangements between your custodian or nominee and such DTC participant, including any arrangements involving intermediaries between your custodian or nominee and such DTC participant.

Through DTC, the Depositary will return to tendering holders all Convertible Notes in respect of which it has received valid withdrawal instructions promptly after it receives such instructions.

All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Crown Castle, in its reasonable discretion, and such determination will be final and binding. Neither Crown Castle, nor any of the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals may not be rescinded, and any Convertible Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer unless the withdrawn Convertible Notes are properly re-tendered before the expiration of the Offer by following the procedures described under “THE OFFER—Procedures for Tendering the Convertible Notes.”

If Crown Castle extends the Offer, is delayed in its acceptance for payment of Convertible Notes, or is unable to accept for payment Convertible Notes under the Offer for any reason, then, without prejudice to Crown Castle’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered Convertible Notes on Crown Castle’s behalf, and such Convertible Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in this section.

Purchase Of The Convertible Notes; Payment Of Purchase Price

Upon the terms and conditions of the Offer, promptly following the expiration date of the Offer, Crown Castle will accept for payment and pay for, and thereby purchase, Convertible Notes validly tendered and not properly withdrawn.

For purposes of the Offer, Crown Castle will be deemed to have accepted for payment and therefore purchased Convertible Notes that are validly tendered and not properly withdrawn only when, as and if it gives notice to the Depositary of its acceptance of such Convertible Notes for payment.

Upon the terms and conditions of the Offer, promptly after the expiration date, Crown Castle will accept for payment and pay the purchase price for any and all of the Convertible Notes that are validly tendered and not properly withdrawn.

Crown Castle will pay the aggregate purchase price for each of the Convertible Notes purchased pursuant to the Offer to the Depositary, which will act as custodian or nominee for tendering holders for the purpose of receiving payment from Crown Castle and transmitting payment to the tendering holders.

Crown Castle will not pay interest on the purchase price with respect to any of the Convertible Notes regardless of any delay in making payment of the purchase price on the part of the Depositary. In addition, if certain events occur, Crown Castle may not be obligated to purchase Convertible Notes in the Offer. See the conditions to the Offer under “THE OFFER—Conditions of the Offer.”

Crown Castle will pay all stock transfer taxes, if any, payable on the transfer to it of Convertible Notes purchased under the Offer. If, however, (i) payment of the purchase price is to be made to any person other than the registered holder or (ii) Convertible Notes not tendered for purchase are to be registered in the name of any person other than the registered holder, then the amount of all stock transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted.

Conditions Of The Offer

Notwithstanding any other provision of the Offer, Crown Castle will not be required to accept for payment, purchase or pay for any Convertible Notes tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Convertible Notes, subject to Rule 14e-1 under the Exchange Act which requires that an offeror pay the consideration offered or return the Convertible Notes tendered promptly after the termination or withdrawal of a tender offer, if any of the following events have occurred:

•	there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Convertible Notes under such Offer or otherwise relates in any manner to the Offer, including the other conditions to the Offer or which, in Crown Castle’s reasonable judgment, would or might impair a contemplated purpose of the Offer;

•	there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or to Crown Castle or any of its subsidiaries, by any court or any authority, agency or tribunal that, in Crown Castle’s reasonable judgment, would or might directly or indirectly

(i) make the acceptance for payment of, or payment for, some or all the Convertible Notes illegal or otherwise restrict or prohibit completion of the Offer or impair a contemplated purpose of the Offer; or

(ii) delay or restrict Crown Castle’s ability, or render Crown Castle unable, to accept for payment or pay for a portion or all of the Convertible Notes;

•	there shall have occurred or be likely to occur in Crown Castle’s reasonable judgment any event affecting the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Crown Castle, its subsidiaries or its affiliates that would or might prohibit, prevent, restrict or delay consummation of the Offer; or

•	there has occurred any of the following:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(iii) a declaration of a national emergency, acts of terrorism involving the United States or the commencement or material escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States;

(iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in Crown Castle’s reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States; or

(v) any development which could, in the reasonable judgment of Crown Castle, have a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Crown Castle, its subsidiaries or its affiliates.

The conditions to the Offer are for Crown Castle’s sole benefit and may be asserted by it regardless of the circumstances (including any action or inaction by Crown Castle) giving rise to any such condition and, where permissible, may be waived by it, in whole or in part at any time up until the expiration of such Offer in its sole discretion. Crown Castle’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, and each right shall be deemed an ongoing right which may be asserted at any time up until the expiration of the Offer. Any determination or judgment by Crown Castle concerning the events described above will be final and binding on all parties.

Market and Recent Prices For The Convertible Notes

There is no established reporting system or trading market for trading in the Convertible Notes. Crown Castle believes that the Convertible Notes are currently traded over-the-counter and that trading prices generally reflect the price of the underlying common stock into which the Convertible Notes are convertible. Crown Castle’s common stock is listed on the New York Stock Exchange under the symbol “CCI”. The following table sets forth, for the periods indicated, the reported high and low sales prices in U.S. dollars for Crown Castle’s common stock on the New York Stock Exchange.

Calendar Period		Common Stock
		High	Low

Quarterly	2002

	Third quarter	$4.05	$1.00
	Fourth quarter	4.38	1.68

	2003

	First quarter	5.75	3.16
	Second quarter	9.00	5.25
	Third quarter	11.05	7.70
	Fourth quarter	13.10	9.35

	2004

	First quarter	13.86	10.90
	Second quarter	17.10	12.51
	Third quarter	15.03	12.55

Monthly	2004

	October	15.85	14.60

The closing price of Crown Castle’s common stock on the New York Stock Exchange on November 5, 2004 was $15.80.

Crown Castle urges you to obtain more current price information for Crown Castle’s common stock and the Convertible Notes during the Offer period.

On November 5, 2004, there was $230,000,000 aggregate principal amount of Convertible Notes outstanding.

Source and Amount Of Funds

Crown Castle would need approximately $412.9 million to purchase all of the Convertible Notes at the maximum purchase price. Crown Castle intends to use cash on hand to pay for all of the Convertible Notes Crown Castle purchases in the Offer, and contemplates that such cash will come from subsidiaries that are restricted subsidiaries under the indentures of certain of Crown Castle’s senior notes. There are no material conditions to Crown Castle’s ability to utilize its cash on hand to pay for all the Convertible Notes it will purchase in the Offer.

Extension Of The Offer; Termination; Amendment

Crown Castle reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open, and to delay acceptance for payment of, and payment for any Convertible Notes by giving notice of such extension to the Depositary and making a public announcement of such extension. Crown Castle also reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Convertible Notes not previously accepted for payment or paid for, or, subject to applicable law, to postpone payment for Convertible Notes if any conditions to the Offer fail to be satisfied, by giving notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Crown Castle’s reservation of the right to delay acceptance for payment or to delay payment for Convertible Notes which it has accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires payment of the consideration offered or return of the Convertible Notes promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, Crown Castle further reserves the right, in its sole discretion, and regardless of whether or not any of the events or conditions described under “THE OFFER—Conditions of the Offer” have occurred or are deemed by it to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Convertible Notes or by decreasing the principal amount of Convertible Notes being sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date.

Without limiting the manner in which Crown Castle may choose to make a public announcement, except as required by applicable law, it has no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, Dow Jones News Service or another comparable news service.

If Crown Castle materially changes the terms of the Offer or the information concerning the Offer, it will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of Convertible Notes sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If Crown Castle:

•	adjusts the pricing formula, the minimum price or maximum price;

•	otherwise increases or decreases the price to be paid for the Convertible Notes; or

•	decreases the principal amount of Convertible Notes Crown Castle is seeking to purchase;

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under “THE OFFER—Extension of the Offer; Termination; Amendment.” The calculation of a purchase price on the basis of the formula specified above with respect to the Offer will not be considered an increase or decrease in the price to be paid in the Offer and will not require extension of the Offer. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Other than an extension of the Offer, Crown Castle is not aware of any circumstance that would cause it to delay acceptance of any validly tendered Convertible Notes.

Persons Employed In Connection With The Offer

Depositary

The Bank of New York has been appointed as the Depositary for the Offer. Crown Castle has agreed to pay the Depositary reasonable and customary fees for its services. All documents, if any, required to be delivered to the Depositary should be sent or delivered to the Depositary at the address set forth on the back cover of this Offer to Purchase. Delivery of the Letter of Transmittal to an address or transmission of instructions via facsimile other than as set forth on the back cover of this Offer to Purchase does not constitute a valid delivery of the Letter of Transmittal or such instructions. See “THE OFFER—Procedures for Tendering the Convertible Notes.”

Information Agent

MacKenzie Partners, Inc. has been appointed as the Information Agent for the Offer. Crown Castle has agreed to pay the Information Agent reasonable and customary fees for its services and will reimburse the Information Agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance or requests for additional copies of this Offer to Purchase or of the Letter of Transmittal should be directed to the Information Agent at the address set forth on the back cover of this Offer to Purchase.

Dealer Manager

The Dealer Manager for the Offer is Morgan Stanley & Co. Incorporated. Crown Castle has agreed to pay the Dealer Manager a fee equal to  1/2 of 1% of the principal amount of Convertible Notes purchased by Crown Castle in the Offer for its services as Dealer Manager and financial advisor in connection with the Offer.

The Dealer Manager and its affiliates have rendered and may in the future render various investment banking, lending and commercial banking services and other advisory services to Crown Castle and its subsidiaries. The Dealer Manager has received, and may in the future receive, customary compensation from Crown Castle and its subsidiaries for such services. The Dealer Manager may from time to time hold Convertible Notes and shares of Crown Castle’s common stock in its proprietary accounts, and, to the extent it owns Convertible Notes in these accounts at the time of the tender offer, the Dealer Manager may tender these Convertible Notes.

Miscellaneous

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Crown Castle’s Convertible Notes and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Crown Castle’s list of holders of Convertible Notes or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Convertible Notes.

Crown Castle is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If it becomes aware of any jurisdiction where the making of the Offer or the acceptance of Convertible Notes pursuant thereto is not in compliance with applicable law, it will make a good faith effort to comply with the applicable law. If, after such good faith effort, it cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Convertible Notes in such jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, Crown Castle has filed a statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “WHERE YOU CAN FIND MORE INFORMATION.”

PURPOSES, EFFECTS AND PLANS

Purposes Of The Offer

The principal purpose of the Offer is to reduce indebtedness as well as to reduce potential dilution caused by the issuances of shares of common stock pursuant to the terms of the Convertible Notes. To the extent that any Convertible Notes are tendered and accepted, Crown Castle will reduce long-term debt outstanding, and Crown Castle will not be required to issue any common stock pursuant to the terms of the tendered Convertible Notes, eliminating the dilution that would have been caused by any such issuances.

Future Purchases

Following completion of the Offer, Crown Castle may repurchase additional Convertible Notes that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of Convertible Notes that remain outstanding after the Offer may be on terms that are more or less favorable than the Offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit Crown Castle and its affiliates from purchasing any Convertible Notes other than pursuant to the Offer until ten business days after the expiration date of the Offer, although there are some exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of Crown Castle’s business.

Material Differences In The Rights Of Convertible Note Holders As A Result Of The Offer

Effects on the holders of Convertible Notes tendered and accepted in the Offer

If your Convertible Notes are tendered and accepted in the Offer, you will receive the purchase price per $1,000 principal amount of Convertible Notes tendered and accepted, but will give up rights and obligations associated with ownership of such Convertible Notes. Below is a summary of certain rights that you will forgo and obligations of which you will be relieved if you tender your Convertible Notes and the tender is accepted. The summary below does not purport to describe all of the terms of the Convertible Notes. Please refer to the Indenture and the First Supplemental Indenture, each dated July 2, 2003, and filed as Exhibits 4.16 and 4.17 to Crown Castle’s Registration Statement on Form S-4 filed with the SEC on January 23, 2004, for such terms. See “WHERE YOU CAN FIND MORE INFORMATION”. Also, the prospectus dated July 18, 2000 and the prospectus supplement thereto dated June 26, 2003 (filed with the SEC on June 30, 2003) with respect to the Convertible Notes contain a more complete summary of the terms of the Convertible Notes under the captions “Description of Debt Securities” and “Description of Notes,” respectively, and will be provided upon request to Crown Castle or the Information Agent (such prospectus and prospectus supplement, collectively, the “Prospectus”).

Cash Distributions.    If you continue to hold any principal amount of Convertible Notes, you would be entitled under the terms of the Convertible Notes to receive regular semi-annual interest payments at the rate of 4% per annum.

Conversion Rights of Holders.    In addition, with respect to any principal amount of Convertible Notes you continue to hold, you retain rights to elect to convert your Convertible Notes into shares of Crown Castle’s common stock at any time before the close of business on July 15, 2010, at a current conversion rate of 92.3361 shares of Crown Castle common stock per $1,000 principal amount of Convertible Notes (subject to adjustment in certain events), which is equal to an initial conversion price of $10.83 per share.

Rights of Holders to Require Repurchase by Crown Castle.    You may require Crown Castle to repurchase all or a portion of any principal amount of Convertible Notes you continue to hold upon the occurrence of a Designated Event of Crown Castle (as defined in the Prospectus under “Description of Notes—Repurchase at Option of Holders upon a Designated Event”), at a price equal to 100% of the principal amount of the Convertible Notes to be purchased plus accrued and unpaid interest, if any, to the repurchase date.

Optional Redemption by Crown Castle.    Crown Castle may, at its option, redeem for cash all or a portion of the outstanding Convertible Notes (i) beginning on July 18, 2008 and ending on July 14, 2009 at a price equal to 101.143% of the principal amount of the Convertible Notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date, and (ii) at any time on or after July 15, 2009 at a price equal to 100.571% of the principal amount of the Convertible Notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

Effects on the holders of Convertible Notes not tendered in the Offer

The rights and obligations under the Convertible Notes, if any, that remain outstanding after the consummation of the Offer will not change as a result of the Offer.

Following the consummation of the Offer, the trading market for the remaining outstanding Convertible Notes may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in the Convertible Notes. You may be able to sell Convertible Notes that you do not tender, however, Crown Castle cannot predict or assure you the price at which you will be able to sell such Convertible Notes, which may be higher or lower than the purchase price paid by Crown Castle in the Offer. Consummation of the Offer will further reduce the liquidity of the Convertible Notes, and there can be no assurance that holders of the Convertible Notes after the completion of the Offer will be able to find willing buyers for their Convertible Notes after the Offer. See below under “—Effects of the Offer on the Market for Convertible Notes; Registration under the Securities Act.”

The closing price of Crown Castle’s common stock on November 5, 2004 was $15.80 per share. Based on that closing price and the applicable conversion rate of 92.3361 shares of Crown Castle’s common stock per $1,000 principal amount of Convertible Notes (subject to adjustment in certain events), any holder who converted $1,000 principal amount of Convertible Notes on that date would have received shares of Crown Castle’s common stock with a market value of $1,458.91. The Convertible Notes may be converted into Crown Castle’s common stock at any time before the close of business on July 15, 2010.

Effects Of The Offer On The Market For Convertible Notes; Registration Under The Securities Act

Crown Castle’s purchase of Convertible Notes in the Offer will reduce the principal amount of Convertible Notes that might otherwise be traded publicly and may reduce the number of holders of Crown Castle’s Convertible Notes. Crown Castle believes the Convertible Notes are currently traded over-the-counter. There can be no assurance that holders of Convertible Notes will be able to find willing buyers for their Convertible Notes after completion of the Offer.

At the completion of the Offer, depending on the principal amount of Convertible Notes tendered and accepted in the Offer, the Convertible Notes may be held by fewer persons. Crown Castle does not plan to take any action following the Offer to cause to terminate the registration of any registered Convertible Notes so long as any of such Convertible Notes are outstanding.

Retirement and Cancellation

Any Convertible Notes not tendered or tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the Offer. All Convertible Notes validly tendered and accepted in the Offer will be retired and cancelled.

Accounting Treatment Of Repurchases Of The Convertible Notes In The Offer

The purchase price Crown Castle pays for any Convertible Notes in excess of the carrying amount of such notes will be recorded as a loss on extinguishment in the income statement. In addition, any related unamortized debt issuance costs will be written off.

Material United States Federal Income Tax Consequences

The following summary describes the material U.S. Federal income tax consequences relating to the Offer as of the date hereof. This summary deals only with Convertible Notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not deal with special situations, such as those of dealers or traders in securities or currencies, banks, financial institutions, tax exempt organizations, life insurance companies, real estate investment trusts, regulated investment companies, partnerships or other entities classified as partnerships for U.S. Federal income tax purposes, persons holding the Convertible Notes as a part of a hedging or conversion transaction or a straddle, persons who mark to market their securities, or persons whose functional currency is not the U.S. dollar. In addition, this discussion does not include any description of any U.S. Federal alternative minimum tax consequences or the tax laws of any state, local or foreign jurisdiction.

The discussion below is based upon the provisions of the Code, Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions, all as of the date hereof, and all of which may be subject to change at any time, with either forward-looking or retroactive effect, so as to result in U.S. Federal income tax consequences different from those discussed below.

All holders should consult their own tax advisers regarding the U.S. Federal income tax consequences of participating or not participating in the Offer in light of their particular circumstances, as well as the effect of any foreign, state, local or other laws.

As used herein, a “U.S. Holder” means a beneficial owner of a Convertible Note that is for U.S. Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or other entity classified as a corporation for U.S. Federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to U.S. Federal income taxation regardless of its source, or (iv) a trust, (X) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or (Y) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person or (v) a person whose worldwide income is otherwise subject to U.S. Federal income taxation on a net income basis.

A “Non-U.S. Holder” is a beneficial owner of Convertible Notes (other than a partnership) that is not a U.S. Holder.

If a partnership or other entity classified as a partnership for U.S. Federal income tax purposes holds Convertible Notes, the tax treatment of the partnership and each partner generally will depend on the activities of the partnership and the status of the partner. Partnerships selling Convertible Notes pursuant to the Offer, and partners in such partnerships, should consult their tax advisors.

U.S. Holders of Convertible Notes Who Receive Cash under the Offer

A U.S. Holder that receives cash in exchange for Convertible Notes pursuant to the Offer will recognize gain or loss equal to the difference between the amount realized on the disposition of the Convertible Notes pursuant to the offer and the U.S. Holder’s adjusted tax basis in such Convertible Notes. The amount realized will equal the amount of cash received for such Convertible Notes (other than amounts attributable to accrued and unpaid interest not previously included in income, if any, which amounts will be treated as ordinary interest income for U.S. Federal income tax purposes). A U.S. Holder’s adjusted tax basis in a Convertible Note generally will equal the cost of such Convertible Note to such U.S. Holder, increased by any amounts includible in income by the U.S. Holder as market discount pursuant to an election, and reduced by any amortized premium which the U.S. Holder has previously elected to deduct. Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation for U.S. Federal income tax purposes. The deductibility of capital losses is subject to limitations for such purposes. A U.S. Holder who has acquired Convertible Notes with more than a de minimis market discount (i.e., more than a de minimis excess of the stated redemption price at maturity over the basis of such Note immediately after acquisition by the U.S. Holder) generally will be required to treat gain on the sale of such Convertible Notes as ordinary income to the extent of the market discount accrued to the date of the disposition and not previously included in the U.S. Holder’s income.

Information Reporting and Backup Withholding for U.S. Holders

In general, information reporting requirements will apply to payments made to U.S. Holders, other than certain exempt recipients (such as corporations), who tender their Convertible Notes. U.S. Holders may be subject to backup withholding at a rate of 28% on payments received with respect to the Convertible Notes unless such U.S. Holder (1) comes within certain exempt categories (such as corporations) and demonstrates this fact when required, or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Each U.S. Holder will be asked to provide such Holder’s correct taxpayer identification number and certify that such Holder is not subject to backup withholding by completing the IRS Substitute Form W-9 that is included in the Letter of Transmittal.

Backup withholding is not an additional tax. A U.S. Holder subject to the backup withholding rules will be allowed a credit in the amount withheld against such Holder’s U.S. Federal income tax liability and, if withholding results in an overpayment of tax, such Holder may be entitled to a refund, provided that the requisite information is furnished to the IRS.

Non-U.S. Holders Who Receive Cash under the Offer

A Non-U.S. Holder that realizes gain in connection with the receipt of cash in exchange for Convertible Notes pursuant to the offer generally will not be subject to U.S. Federal income tax unless (i) such gain is effectively connected with a trade or business in the United States of such Non-U.S. Holder, (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and satisfies certain other requirements or (iii) Crown Castle is or has been during certain periods preceding the disposition a “U.S. real property holding corporation,” for U.S. Federal income tax purposes (which Crown Castle believes it is not and has not been). Due to the nature of Crown Castle’s assets, however, no assurance can be given that the IRS will accept, or that a court will uphold, Crown Castle’s determination that it is not a “U.S. real property holding company.”

No withholding of U.S. Federal income tax will be required with respect to the portion of the payment attributable to any accrued, but unpaid interest, to the extent it has not previously been included in income, on a Convertible Note held by a Non-U.S. Holder under the “portfolio interest” rule, provided that (A) (i) interest paid on the Convertible Note is not effectively connected with the beneficial owner’s conduct of a trade or business in the United States, (ii) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Crown Castle entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (iii) such beneficial owner is not a controlled foreign corporation that is related to Crown Castle through stock ownership, (iv) such beneficial owner is not a bank whose receipt of interest on a Convertible Note is described in section 881(c)(3)(A) of the Code and (v) IRS Form W-8BEN is properly filed, or (B) IRS Form W-8ECI, stating that interest paid on the Convertible Note is not subject to withholding tax because it is effectively connected with the beneficial owner’s conduct of a trade or business in the United States, is properly filed. Alternative documentation may be applicable in certain situations.

If a Non-U.S. Holder is engaged in a trade or business in the United States and any interest on the Convertible Note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed above (provided the certification requirements described above are satisfied), will be subject to U.S. Federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holder will also be subject to U.S. Federal income tax on any gain realized in connection with the receipt of cash in exchange for Convertible Notes pursuant to the offer. In addition, if such Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of such amounts, subject to adjustments.

Information Reporting and Backup Withholding for Non-U.S. Holders

In general, a Non-U.S. Holder will not be subject to information reporting or backup withholding with respect to the payment made pursuant to the offer provided such Non-U.S. Holder provides a W-8BEN (or successor form) and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person. Backup withholding is not an additional tax. A Non-U.S. Holder subject to the backup withholding rules will be allowed a credit in the amount withheld against such Non-U.S. Holder’s U.S. Federal income tax liability and, if withholding results in an overpayment of tax, such Holder may be entitled to a refund, provided that the requisite information is furnished to the IRS.

Holders of Convertible Notes Who Do Not Receive Cash under the Offer

Holders of Convertible Notes whose Convertible Notes are not purchased by Crown Castle under the Offer will not incur any tax liability as a result of the completion of the Offer.

WHERE YOU CAN FIND MORE INFORMATION

Crown Castle files annual, quarterly and other reports, proxy statements and other information with the SEC under File No. 1-16441. These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

For further information, please refer to Crown Castle’s Tender Offer Statement on Schedule TO filed with the SEC pursuant to Rule 13e-4 promulgated under the Exchange Act, on November 8, 2004, and any amendments thereto.

Information about Crown Castle is also available on its web site at http://www.crowncastle.com. The information available on Crown Castle’s web site is not a part of this Offer to Purchase.

The Depositary for the Offer is:

The Bank of New York

By Hand or Courier:

The Bank of New York

Corporate Trust Operations

Reorganization Unit

101 Barclay Street - 7 East

New York, NY 10286

Attn: Carolle Montreuil

By Facsimile:

(212) 298-1915

Confirm by Telephone or for Information:

(212) 815-5920

The Information Agent for the Offer is:

105 Madison Avenue

New York, NY 10016

Attn: Steve Balet

(800) 322-2885 (Toll Free)

(212) 929-5500 (Call Collect)

The Dealer Manager for the Offer is:

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, NY 10036

(212) 761-5409 (Call Collect)

Attn: Nathan McMurtray

Additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent or the Depositary and will be furnished at the expense of Crown Castle.

Questions and requests for assistance or additional copies hereof or the Letter of Transmittal should be directed to the Information Agent or the Depositary.

Questions and requests for information regarding the terms of the Offer should be directed to the Dealer Manager.